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                                                                    EXHIBIT 10.1

                                  SOUTHTRUST


                AMENDED AND RESTATED COMMERCIAL LOAN AGREEMENT


       THIS AMENDED AND RESTATED COMMERCIAL LOAN AGREEMENT (this "Agreement") is made and entered into on November 19, 1997, by and among PROFESSIONAL TRANSPORTATION GROUP LTD., INC., a Georgia corporation, TRUCK-NET, INC., a Georgia corporation, TIMELY TRANSPORTATION, INC., a Georgia corporation, PTG, INC., a Georgia corporation, and TIMELY NORTH, INC., a Georgia corporation with their principal place of business and chief executive offices located at 5025 Derrick Jones Road, Suite 120, Atlanta, Georgia 30349 (collectively, "Borrower"), and SOUTHTRUST BANK, N.A., a national banking association ("Bank").

                             W I T N E S S E T H :

       For and in consideration of the mutual promises, undertakings and covenants set forth herein, and for other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Bank and Borrower, intending to be legally bound, agree as follows:

    1. DEFINITIONS. As used in this Agreement and in addition to those terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

       Accounting terms used in this Agreement, such as "current assets," "current liabilities," "LIFO reserve," "net income," and "total liabilities," shall have the meanings normally given them by, and shall be calculated, both as to amounts and classification of items, in accordance with, generally accepted accounting principles in the United States.

       "Agreement" shall mean this Amended and Restated Commercial Loan Agreement, together with any amendments or supplements hereto and any schedules or exhibits hereto.

       "Borrower" shall mean the person or entity named in the first sentence of this Agreement and who executes this Agreement below as "Borrower." For purposes of Sections 7(m) and 8(h), "Borrower" also includes any member of a "control group" (as defined in ERISA) of which the named Borrower is a member.

       "Borrowing Base" shall mean eighty percent (80%) of Eligible Accounts.

       "Borrowing Base Certificate" shall mean a certificate, in form and substance satisfactory to Bank, setting forth in detail the Borrowing Base and certified by Borrower to be true and correct as of its date.

       "Compliance Certificate" shall mean a certificate, in form and substance satisfactory to Bank, assuring Bank of Borrower's compliance with all of the terms and conditions of this Agreement and certified by Borrower to be true and correct as of its date.

       "Eligible Accounts" shall mean the aggregate of the outstanding balances of all of Borrower's accounts (as such term is defined by Article 9 of the Uniform Commercial Code) that conform to the representations and warranties of Borrower contained in each and every document and instrument executed in connection with the Revolving Loans; provided that no account owing by any account debtor of Borrower shall be deemed to be included in Eligible Accounts if (i) the account is unpaid more than ninety (90) days after the invoice date thereof; (ii) fifty percent (50%) or more of the aggregate balances of all accounts owed to Borrower by said account debtor are unpaid more than ninety
(90) days after the invoice dates thereof; (iii) such account would make all accounts owing by said account debtor to Borrower aggregate more than fifty


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percent (50%) of all accounts owed to Borrower by all account debtors; (iv) the account debtor is a division, subsidiary, affiliate or employee of Borrower or is any other person, corporation, partnership or other legal entity related through common stock ownership or otherwise related directly or indirectly to Borrower or any of the Borrower's shareholders or is an employee of Borrower;
(v) the account debtor is a creditor of Borrower or otherwise has available with respect to the account any offset, recoupment, credit, charge or defense (to the extent of such offset, recoupment, credit, charge or defense); (vi) Borrower has received any notice of the death of the account debtor or any partner thereof, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor; (vii) the account arises out of a contract with or an order from an agency of the United States government; (viii) Bank has deemed the account to be ineligible because of uncertainty about the credit worthiness of the account debtor or because Bank otherwise reasonably considers the collateral value thereof to Bank to be impaired or Borrower's or Bank's ability to realize such value to be insecure; (ix) the location of the account debtor to which the goods generating the account were sent is outside the United States and such account debtor has not provided to Borrower a letter of credit satisfactory to Bank; (x) the goods generating the account have not been delivered to the account debtor; or (xi) Bank, in its sole discretion, determines in good faith that such account is ineligible.

       "Event of Default" shall mean any default or event of default under this Agreement, the Note or any Security Instrument (as hereinafter defined).

       "Fixed Charge Coverage" at any date shall mean a fraction the numerator of which is the sum of net income (not including non-recurring or one-time charges) for any period ending on such date, plus the interest, lease and rental expenses of Borrower for the period, plus the sum of non-cash expenses or allowances for the period (including, without limitation, amortization or write-down of intangible assets, and depreciation), and the denominator of which is the sum of the current portion of the long-term debt as of such date, plus the interest, lease and rental expenses for the period.

       "Guarantor" shall mean any person or entity who endorses the Note or who now or hereafter guarantees the payment, performance or collection of this Agreement, the Note or the Obligations, in whole or in part.

       "Loan" shall mean the following: If Section 2(a) of this Agreement is applicable, "Loan" means each and every Term Loan; if Section 2(b) of this Agreement is applicable, "Loan" means each and every Revolving Loan; and if both
Section 2(a) and Section 2(b) are applicable, "Loan" means each and every Term Loan and each and every Revolving Loan.

       "Loan Documents" shall mean this Agreement, the Note and all documents, instruments and agreements executed in connection therewith or pursuant thereto.

       "Note" shall mean the following: If Section 2(a) of this Agreement is applicable, "Note" means each Term Note; if Section 2(b) of this Agreement is applicable, "Note" means each Revolving Note; and if both Section 2(a) and
Section 2(b) are applicable, "Note" means each Term Note and each Revolving
Note.

       "Obligations" shall mean any and all indebtedness, liabilities and obligations of Borrower to Bank whatsoever, including, without limiting the generality of the foregoing: any and all indebtedness, liabilities and obligations of Borrower to Bank arising out of the Loan; all Bank's fees, charges and expenses of or incidental to the preparation, renewal, modification or enforcement of Borrower's obligations arising out of the Loan and any and all extensions or renewals thereof in whole or in part; and any indebtedness, liabilities or obligations of Borrower to Bank under any later or future advances or loans made by Bank to Borrower, and any and all extensions or renewals thereof in whole or in part, joint or several, and in any event whether


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existing as of the date hereof or hereafter arising and whether direct, indirect, absolute or contingent, as maker, endorser, guarantor or otherwise, including, without limitation, Bank's participation in others' loans and all charges, interest, expenses, and costs of collection in connection with the foregoing, including, without limitation, fifteen percent (15%) of the foregoing as attorneys' fees (if collected by or through an attorney) and other legal and court costs.

       "Obligor" shall mean Borrower, Guarantor and each other individual or entity primarily or secondarily, directly or indirectly, liable for, whether as maker, endorser, surety, guarantor or otherwise, or directly or indirectly securing, any of the Obligations, together with his, her, its or their heirs, administrators, executors, successors and assigns, including, without limitation, any resulting or surviving corporation following any merger or any other reorganization, any debtor in possession or similar entity following the filing of a petition for relief by or against such Obligor under any chapter of the Federal Bankruptcy Code, as amended, or in any similar proceeding under any state or federal law, and any proprietorship, partnership, corporation, trust or other entity resulting from or arising out of the dissolution, liquidation or change in form of business organization by such Obligor or following any change of name or domicile by such Obligor.

       "Tangible Net Worth" of an entity shall mean the total of all items and categories of property of such entity, which, in accordance with generally accepted accounting principles in the United States, would be included in determining total assets as shown on the assets side of such entity's balance sheet at the date as of which such total assets are determined (excluding any value for receivables owing by officers, directors, employees or affiliates of such entity, and any value for intangible assets, including, without limitation, good will, trademarks, patents, copyrights, going concern value, organization expense and other similar items), plus any LIFO reserve, if applicable, less the total of all items and categories of indebtedness, obligations and liabilities of such entity which, in accordance with generally accepted accounting principles in the United States, would be included in determining total liabilities as shown on the liabilities side of such entity's balance sheet at the date as of which such total liabilities are to be determined, but excluding the indebtedness of such entity, if any, payment of which has been subordinated to the payment in full of the Obligations pursuant to a written instrument in form and substance satisfactory to Bank.

       2. THE LOAN. Upon the execution of this Agreement and provided that Borrower is in compliance with its terms and conditions:

(a) TERM LOAN. Borrower may from time to time request from Bank, and Bank in its discretion may make to Borrower, upon the terms and conditions set forth in this Agreement, term loans (each such loan, a "Term Loan"). Each Term Loan, if made, together with interest thereon and loan fees and commitment fees, as applicable, shall be evidenced by, and shall be repayable in accordance with, the terms and conditions of a Commercial Promissory Note (such note, together with any and all amendments thereto and renewals thereof, a "Term Note") made by Borrower to the order of Bank and in form and substance satisfactory to Bank. Proceeds of each Term Loan will be used by Borrower solely for purposes approved by Bank.

(b) REVOLVING LOANS. (i) WORKING CAPITAL LINE OF CREDIT TO PROFESSIONAL TRANSPORTATION GROUP LTD., INC. Borrower Professional Transportation Group Ltd., Inc.("Professional") may from time to time request from Bank, and Bank in its discretion may extend to Professional, a working capital line of credit in the maximum amount of up to an aggregate principal sum outstanding equal to the face amount of a Commercial Revolving Note dated of even date herewith (said amount being $2,000,000.00, and which note, together with any and all amendments thereto and renewals thereof, are referred to as the "Revolving Note") made by Professional to the order of Bank and in form and substance satisfactory to Bank (the "Maximum Sum"), which sum may, at Bank's discretion, be borrowed, and which Professional shall repay, together with interest thereon and loan fees and commitment fees, as applicable, in accordance with the terms and conditions of the Revolving Note, which shall evidence Professional's obligation to repay each advance made under the line of credit, together with such interest and fees, if applicable (each such advance a "Revolving Loan" and all such advances collectively the "Revolving Loans"). Professional may borrow, repay, and reborrow a maximum aggregate amount of advances outstanding under working capital Revolving Loans not to exceed the lesser


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of the Maximum Sum or the Borrowing Base. If at any time the outstanding principal balance of the Revolving Note exceeds the Borrowing Base, Professional shall pay Bank immediately, without notice or demand, the amount of such excess, regardless of the stipulated date of maturity, if not payable on demand. Proceeds of the working capital line of credit Revolving Loans will be used by Professional solely for its working capital needs in its present line of business and for only such other purposes as may be specifically approved by Bank in writing. If requested to do so by Professional, and subject to the terms and conditions set forth in this Agreement, Bank agrees to issue one or more letters of credit for the account of Professional; provided, however, that (A) prior to the issuance of each letter of credit Professional shall execute and deliver to Bank a letter of credit application and agreement (on Bank's standard form therefor) for such letter of credit which shall specify the terms and conditions of such letter of credit, (B) each letter of credit shall be in form and substance mutually acceptable to Professional and Bank, (C) prior to the issuance of each letter of credit, Professional shall pay to Bank a non-refundable letter of credit fee therefor at the rate of 1.25% per annum plus any other usual and customary fees and charges imposed by Bank in the issuance of a letter of credit, (D) the sum of the aggregate stated amount of all letters of credit then outstanding plus all then outstanding reimbursement obligations under letter of credit agreements shall not exceed $300,000 at any one time, (E) no letters of credit shall be issued on or after the maturity of the Revolving Loans, (F) the proceeds of each Letter of credit may be used only for a purpose for which Professional would be entitled to obtain a Revolving Loan hereunder, and (G) Professional's reimbursement obligations to Bank for any and all amounts paid by Bank with respect to any draw under any letter of credit shall constitute an Obligation of Professional to Bank which will be secured and guaranteed on an equal priority basis with all other Obligations pursuant to this Agreement and the other Loan Documents and, subject to the terms and conditions of this Agreement, Professional may obtain or Bank may make a Revolving Loan hereunder in order to repay each reimbursement obligation. Notwithstanding anything in this Agreement to the contrary, Bank shall not be obligated hereunder or under any letter of credit agreement to issue any letter of credit if the sum of the aggregate principal balance of the Revolving Loans then outstanding plus the aggregate stated amount of all letters of credit then outstanding plus the aggregate outstanding principal amount of all reimbursement obligations then outstanding exceeds, or would exceed with the issuance of such letter of credit, the lesser of the Maximum Sum or the Borrowing Base then in effect.

       (ii) WORKING CAPITAL LINE OF CREDIT TO TIMELY NORTH, INC. Borrower Timely North, Inc.("Timely North") may from time to time request from Bank, and Bank in its discretion may extend to Timely North, a working capital line of credit in the maximum amount of up to an aggregate principal sum outstanding equal to the face amount of a Commercial Revolving Note dated of even date herewith (said amount being $5,000,000.00, and which note, together with any and all amendments thereto and renewals thereof, are referred to as the "Revolving Note") made by Timely North to the order of Bank and in form and substance satisfactory to Bank (the "Maximum Sum"), which sum may, at Bank's discretion, be borrowed, and which Timely North shall repay, together with interest thereon and loan fees and commitment fees, as applicable, in accordance with the terms and conditions of the Revolving Note, which shall evidence Timely North's obligation to repay each advance made under the line of credit, together with such interest and fees, if applicable (each such advance a "Revolving Loan" and all such advances collectively the "Revolving Loans"). Timely North may borrow, repay, and reborrow a maximum aggregate amount of advances outstanding under working capital Revolving Loans not to exceed the lesser of the Maximum Sum or the Borrowing Base. If at any time the outstanding principal balance of the Revolving Note exceeds the Borrowing Base, Timely North shall pay Bank immediately, without notice or demand, the amount of such excess, regardless of the stipulated date of maturity, if not payable on demand. Proceeds of the working capital line of credit Revolving Loans will be used by Timely North solely for its working capital needs in its present line of business and for only such other purposes as may be specifically approved by Bank in writing.

       (iii) CAPITAL EXPENDITURE LINE OF CREDIT TO PROFESSIONAL TRANSPORTATION GROUP LTD., INC. Professional may from time to time request from Bank, and Bank in its discretion may extend to Borrower, a capital expenditure line of credit in the maximum amount of up to an aggregate principal sum outstanding equal to the face amount of the Commercial Promissory Note dated of even date herewith (said amount being


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$3,700,000.00, and which note, together with any and all amendments thereto and renewals thereof, is referred to as the "Capital Expenditure Note"), which sum may, at Bank's discretion, be borrowed, and which Professional shall repay, together with interest thereon and loan fees and commitment fees, as applicable, in accordance with the terms and conditions of the Capital Expenditure Note, which shall evidence Borrower's obligation to repay each advance made under the capital expenditure line of credit, together with such interest and fees, if applicable (each such advance a "Revolving Loan" and all such advances collectively the "Revolving Loans"). Proceeds of the capital expenditure line of credit Revolving Loans will be used by Professional solely for the purchase of new equipment (not to exceed 100% of the cost thereof as evidenced by invoices or other documentary evidence acceptable to Bank), that will be classified as a fixed asset on Professional's balance sheet, and for only such other purposes as may be specifically approved by Bank in writing. Each request for, and each acceptance of, an advance of any Revolving Loans shall constitute a reaffirmation of the truth and accuracy of the representations and warranties set forth in this Agreement and in the Borrowing Base Certificate.

    3. SECURITY. As security for the full payment and performance of the Obligations, Borrower hereby assigns, conveys, and grants a security interest to Bank in all property, real and personal, in which Borrower has an interest and which is in or comes into the possession, control or custody of Bank (including, but not limited to, balances, credits, deposits, accounts and monies), all property in which Borrower has heretofore granted or hereinafter grants to Bank a security interest or has heretofore conveyed or hereinafter conveys to Bank security title to secure any obligation pursuant to each and every mortgage, deed to secure debt, security agreement or other instrument, agreement or document heretofore or hereinafter executed by Borrower in favor of Bank (collectively the "Security Instruments"), and all proceeds and products of the foregoing property and all books and records relating thereto and all property of Borrower in which Bank has acquired or hereafter otherwise acquires a lien, encumbrance or other right (all of the aforesaid property collectively the "Collateral"), and Borrower hereby agrees that Bank may, at any time and without notice, apply any balances, credits, deposits, accounts, monies or other indebtedness now or hereafter owing by Bank to Borrower in satisfaction of any of the Obligations, whether or not due.

    4. CONDITIONS TO INITIAL REVOLVING LOAN AND EACH TERM LOAN. Bank shall not be obligated to make the initial Revolving Loans, if applicable, or any Term Loan, if applicable, unless:

       (a) Each of the conditions set forth in Section 5 hereof have been satisfied;

       (b) Bank shall have received payment in full of all fees, charges, and expenses due in connection with this Agreement, including, without limitation, any loan fees, commitment fees, service fees and attorneys' fees; and

       (c) Bank shall have received all loan documentation deemed reasonably necessary or desirable by Bank or its counsel, satisfactory in form and substance to Bank, providing for the Loan to be extended, secured and guaranteed. With regard to each capital expenditure line of credit Revolving Loan, Bank shall receive a copy of the invoice for the equipment to be purchased with the proceeds of the Revolving Loan, the serial number of the equipment, a UCC-1 Financing Statement, and such other documentation as Bank shall require to obtain and perfect a first priority purchase money security interest in the equipment purchased with the proceeds of the Revolving Loan. No advance of the capital expenditure line of credit Revolving Loan shall exceed 100% of the cost of the equipment purchased.

    5. CONDITIONS TO ALL LOANS. Bank shall not be obligated to make any Loan, unless:

       (a) The representations and warranties made by or on behalf of Borrower in connection with the Loan and the representations and warranties contained in this Agreement are true and correct on and as of the date of the request for the Loan;


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       (b) If the request is for a Revolving Loan, the amount of the Revolving
Loan requested, when aggregated with the unpaid principal balance of all Revolving Loans, does not exceed the lesser of the Borrowing Base or the Maximum Sum;

       (c) At the time of the request for the Loan, no Event of Default or an event that upon notice or lapse of time or both would constitute an Event of Default shall have occurred, and there is no claim, action, suit or proceeding pending or threatened against Borrower, or any other fact or circumstance, that would, in Bank's reasonable sole opinion, materially affect any of Borrower's assets or result in a material adverse change in the business condition, affairs, or operations of Borrower; and

       (d) Bank, in its sole discretion, determines to make the Loan.

    6. REPRESENTATIONS AND WARRANTIES OF BORROWER. In order to induce Bank to enter into this Agreement and to make or extend Loans as contemplated hereby, Borrower represents and warrants to Bank, each of which representations and warranties is deemed to be material, that:

       (a) Each Obligor which is a corporation is duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full right, power and authority to conduct its business as currently conducted and is qualified to do business in all jurisdictions in which it conducts its business; Borrower's principal place of business and chief executive office is located at the address set forth above.

       (b) Each Obligor has full right, power and authority to enter into the Loan Documents to which it or he is a party and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of such Loan Documents and the documents contemplated to be executed and delivered thereby.

       (c) The execution, delivery and performance by each Obligor of the Loan Documents to which such Obligor is a party have been duly authorized by all requisite action on the part of such Obligor and do not and will not (i) violate any provision of such Obligor's articles of incorporation, by-laws, partnership agreement or other organizational documents, or any law, judgment, order or ruling of any court or governmental agency, or (ii) be in conflict with, result in a breach of, or constitute, following notice or lapse of time or both, a default under any mortgage, indenture, security agreement, contract or other instrument, agreement or undertaking to which any Obligor is a party or which purports to be binding on any Obligor or any of its property.

       (d) This Agreement and each of the Loan Documents constitutes or will constitute upon execution thereof the legal, valid and binding obligation of the party executing the same, enforceable against it or him in accordance with its terms, except as enforceability may be subject to and limited by all applicable bankruptcy, insolvency, moratorium, arrangement, reorganization and other laws and equitable principles of general application affecting the rights and remedies of creditors generally, and each Obligor possesses all permits, memberships, franchises, contracts, licenses, trademark rights, trade names, patents, and other authorizations necessary to enable it or him to conduct its or his business operations as now conducted, and no filing with, and no consent, approval, permission, authorization, order or license of, any individual, entity, or governmental authority, bureau or agency is necessary in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents.

       (e) Except as disclosed in a letter from Bank to Borrower dated March 28, 1997, there is no litigation, action, proceeding or investigation pending or threatened before any court or administrative or governmental agency that may, individually or collectively, materially adversely affect the financial condition or business operations of any Obligor or any of its or their properties or assets or that questions the validity of any action taken or to be taken by any Obligor pursuant to or in connection with the transactions


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contemplated by this Agreement, nor does Borrower know or have any reasonable grounds to know the basis for the institution of such litigation, action, proceeding or investigation.

       (f) The most recent financial statements of each Obligor delivered to Bank are complete and correct and fairly and accurately present the financial condition of such Obligor and the results of operations as of such date and for such period to which such statements relate and have been prepared in accordance with generally accepted accounting principles applied in a manner consistent with any financial statement previously furnished to Bank, except as noted in such statements. Since the date of those most recent financial statements of each Obligor, there has been no material adverse change in the financial condition of such Obligor and, after due inquiry, there exists no material liability or obligation, direct or indirect, fixed or contingent, assertable against such Obligor that is not reflected in its most recent financial statements or in the notes thereto.

       (g) All federal, state and other tax returns of Borrower required by law to be filed have been completed in full and have been duly filed with the appropriate governmental agency. All taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. There are no unpaid assessments pending or threatened against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor; and no waivers of the Statute of Limitations have been granted to the Commissioner of Internal Revenue or any other taxing authority by Borrower.

       (h) The minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been met at all times with respect to all "plans" (if any) of each Obligor to which such standards apply; no Obligor has made a "partial withdrawal" or a "complete withdrawal" from any "multi- employer plan"; no "reportable event" or "prohibited transaction" has occurred with respect to any such "plan" (as all quoted terms are defined in ERISA); no Obligor has incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any "plan."

       (i) Except as otherwise expressly disclosed by Borrower to Bank in writing on the date of this Agreement, no "hazardous substance" (as that term is defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ["CERCLA"]) has been released, discharged, disposed of, or stored on any Obligor's owned or leased real or personal property whether by any Obligor, by any third party or by any predecessor in interest or title to such Obligor; each Obligor and all of such Obligor's properties are in compliance with all applicable local, state and federal environmental laws and regulations; no notice has been served on any Obligor by any governmental authority or any individual or entity claiming violation of any environmental protection law or regulation, or demanding compliance with any environmental protection law or regulation, or demanding payment, indemnity, or contribution for any environmental damage or injury to natural resources; no "hazardous substance" (as defined in CERCLA) is produced or used in any Obligor's business; and no improvement on any real property owned or leased by any Obligor contains any asbestos, including, without limitation, asbestos insulation on ceilings, piping or structural members or supports.

       (j) No representation or warranty by Borrower made herein and no statement or certificate to be furnished to Bank pursuant hereto in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein not misleading.

    7. AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from and after the date hereof, and so long as the Obligations remain unpaid or this Agreement remains in effect, as follows:


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       (a) Borrower shall deliver to Bank, in form and content satisfactory to
Bank, within ninety (90) days after the last day of each fiscal year of Borrower, annual financial statements of each corporate Borrower on a consolidated basis, including statements of income, expenses, retained earnings and cash flows for the just-ended fiscal year and a balance sheet as of the end of such fiscal year, such statements to be prepared and audited by a certified public accountant acceptable to Bank.

       (b) Borrower shall deliver to Bank, in form and content satisfactory to Bank, within forty-five (45) days after the last day of each calendar quarter, interim financial statements of each corporate Borrower, including an income and expense statement and balance sheet, such statements to present fairly the financial condition and results of operations as of and for the periods specified, to set forth all material claims and liabilities, contingent or otherwise, and fully to disclose any Event of Default, including the nature and period of existence thereof, and such statements to be prepared and certified by the chief financial officer of the corporate Borrowers.

       (c) Borrower shall deliver to Bank, in form and content satisfactory to Bank, within forty-five (45) days after the last day of each calendar quarter, such data, information and reports of or concerning Borrower and each Obligor as Bank may reasonably request and the following additional documents and information: an aging of Borrower's accounts receivable and a Borrowing Base Certificate. Borrower shall deliver to Bank, in form and content satisfactory to Bank, within forty-five (45) days after the last day of each fiscal quarter, a Compliance Certificate and a report from Raymond James & Associates, Inc. showing the status of the accounts of Guarantor Dennis A. Bakal maintained with Raymond James & Associates, Inc., including account balances and a description of all investments in the accounts. Additionally, Borrower shall deliver to Bank, in form and content satisfactory to Bank, within one hundred twenty (120) days after the last day of each calendar year, a personal financial statement on Dennis A. Bakal.

       (d) Borrower shall keep adequate records and books of accounts, in which complete entries will be made, reflecting all its financial transactions, and shall maintain its books, accounts and records, including, without limitation, all books and records evidencing or relating to Collateral, in accordance with generally accepted accounting principles, at Borrower's chief executive office as set forth in this Agreement, and shall not remove said books and records from such address without the prior written consent of Bank.

       (e) Borrower shall permit Bank or any persons duly designated by Bank to call at the places of business of Borrower at any reasonable time, and without hindrance or delay to visit, inspect, audit and check any of Borrower's properties, books, records, journals, orders, receipts and any correspondence or other data relating to Borrower's business or any other transactions between or among the parties hereto, and to make copies thereof and take extracts therefrom, and to discuss Borrower's financial affairs with Borrower's financial officers and accountants.

       (f) Borrower shall pay and discharge or cause to be paid and discharged promptly all taxes, assessments, fees, withholdings and other governmental charges or levies imposed upon it, or upon its income and profits, or upon any property belonging to it, as well as all claims of any kind (including claims for labor, materials and supplies), which, if unpaid, might by law become a lien or charge against said property; provided, however, that Borrower shall not be required to pay any such tax, assessment, fee, withholding, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, and if it shall have either:
(i) set aside on its books reserves (segregated to the extent required by sound accounting practice) deemed by Bank adequate with respect thereto, or (ii) established a deposit with Bank sufficient to pay or discharge such tax, assessment, fee, withholding, charge, levy or claim, if such proceedings are adversely determined.

       (g) Each corporate Borrower shall maintain its existence in good standing in the state of its organization or incorporation, maintain its qualification to conduct business and good standing in all jurisdictions where, under applicable law, the failure so to qualify could have a material adverse effect on

Borrower's business or its ability to perform the Loan Documents, and conduct its business in the manner in which it is now conducted subject only to changes made in the ordinary course of business.

       (h) Borrower shall promptly, and in any event within five (5) business days after it becomes aware thereof, notify Bank in writing of the occurrence of any material adverse change in its or any Obligor's business, properties, operations or conditions (financial or other) which could reasonably be expected to impair materially its or such Obligor's ability to perform its or his obligations pursuant to this Agreement, or any of the other Loan Documents, the occurrence of any Event of Default or the occurrence of any pending or threatened litigation claiming damages in excess of $25,000 or seeking relief that, if granted, would adversely affect the financial condition or business operations of Borrower or any Obligor.

       (i) Borrower shall pay or cause to be paid the principal of, and, if any, the interest and premium on all indebtedness heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable, unless such indebtedness be renewed or extended; and faithfully observe, perform and discharge all the covenants, conditions and obligations that are imposed upon it by any and all indentures and other agreements securing or evidencing such indebtedness or pursuant to which such indebtedness is issued, and not permit the continuance of any act or omission that is, or pursuant to the provisions thereof may be declared to be, a default in the payment of principal and interest, unless waived, pursuant to the provisions thereof; provided, however, that Borrower shall not be required to make any payment or to take any other action pursuant to this subparagraph at any time while it shall be currently contesting in good faith by appropriate proceedings its obligations to make such a payment or to take such action, if it shall have either: (i) set aside on its books, reserves (segregated to the extent required by sound accounting practices) deemed adequate with respect thereto, or (ii) established a deposit with Bank sufficient to pay any such amount if such proceedings are adversely determined.

       (j) Borrower shall take all appropriate action necessary to protect its business and assets consistent with normal practices; conduct its business in a sound and businesslike manner; and do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all of its rights.

       (k) Borrower shall pay or reimburse Bank for any reasonable out-of-pocket expenses, including, without limitation, attorneys' fees, incurred by Bank in preparing, negotiating, modifying or amending the Loan Documents.

       (l) Borrower shall fund all of its "plans" (if any) to which the minimum funding standards of Section 302 of ERISA apply in accordance with such standards; furnish Bank, promptly upon Bank's request, copies of all reports or other statements filed with, or received from, the United States Department of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to all of Borrower's "plans"; and promptly advise Bank of the occurrence of any "reportable event" or "prohibited transaction" with respect to any such "plan" (as all quoted terms are defined in ERISA).

       (m) Borrower shall comply with all applicable present and future local, state and federal laws, including, without limitation, environmental laws and regulations; notify Bank immediately if any "hazardous substance" (as defined in CERCLA) is released, discharged, disposed of, stored, or discovered on any real or personal property owned or leased by Borrower; notify Bank in writing within three (3) days after Borrower receives notice from any governmental authority or any individual or entity claiming violation of any environmental protection law or regulation, or demanding compliance with any environmental protection law or regulation, or demanding payment, indemnity, or contribution for any environmental damage or injury to natural resources; and permit Bank from time to time without hindrance or delay to observe Borrower's operations and to perform tests (including soil tests and ground water tests) for "hazardous substances" on any real or personal property owned or leased by Borrower.

       (n) Borrower shall maintain its principal transaction account with Bank.

       (o) Dennis A. Bakal shall at all times maintain a senior management position with each corporate Borrower or Obligor.

       8. NEGATIVE COVENANTS. Borrower covenants and agrees that from and after the date hereof, and so long as the Obligations remain unpaid or this Agreement remains in effect, without the prior written consent of Bank, Borrower shall not:

       (a) Create, incur, assume, or suffer to exist any indebtedness of any description whatsoever not existing as of the date of this Agreement, except (i) indebtedness incurred under this Agreement, (ii) any trade indebtedness incurred in the ordinary course of business payable within sixty (60) days of its incurrence(or a reasonably longer period in the case of vehicle leases), (iii) subordinated indebtedness in favor of Professional Sales Group, Ltd., a Georgia corporation, an affiliate of Borrower, and (iv) loans between the parties comprising Borrower.

       (b) Enter into any merger, reorganization or consolidation; enter into a partnership or joint venture with any other person or entity; make any substantial change in the basic type of business now conducted by it; sell, lease, transfer or otherwise dispose of all or any substantial portion of its assets; take any action that would make it impossible for it to carry out its business as now conducted; change its name; or change the location of its principal place of business or chief executive office.

       (c) Guarantee, endorse, become surety with respect to, or otherwise become directly or contingently liable for or in connection with any obligation or indebtedness of any other person or entity, except that Borrower may endorse negotiable instruments for collection in the ordinary course of business; make any loans, advances or extensions of credit to any person or entity, except for travel advances made to employees in the ordinary course of business; make any investments in any subsidiary or affiliate of any Obligor or any individual or entity related to any Obligor; make any investments in or acquisitions of any business enterprise.

       (d) Allow any single judgment for the payment of money in excess of $25,000.00 or of any number of judgments for the payment of money in excess of the aggregate sum of $50,000.00, excluding amounts in either case with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of thirty (30) consecutive days, unless execution thereof is stayed.

       (e) Pay any dividend on any of its capital stock in excess of fifty percent (50%) of Borrower's net income for the applicable fiscal year (other than dividends payable in capital stock of Borrower) or redeem, repurchase or otherwise acquire or make any distribution of funds with respect to any of its capital stock, nor will Borrower in any way amend its capital structure.

       (f) Sell, transfer, lease, pledge, abandon, grant any lien on or security interest in, or otherwise encumber or dispose of any of its properties or assets, including without limitation the Collateral or any interest therein, and, except for liens for taxes not yet due and payable, Borrower shall not permit or suffer to exist any lien, security interest or other encumbrance on any of its properties or assets.

       (g) Take or fail to take any action which would result in the imposition of withdrawal liability under Title IV of ERISA.

       (h) Release, discharge, dispose of, store, accept or receive for storage or disposal, or allow to be stored or disposed of, any "hazardous substance" (as defined in CERCLA) on or in any real or personal property owned or leased by Borrower, except as otherwise expressly consented to by Bank in writing; or release, discharge, use, transport, or dispose of any "hazardous substance" in an unlawful manner.

    9. FINANCIAL COVENANTS. Borrower covenants and agrees that from and after the date hereof, and so long as the Obligations remain unpaid or this Agreement remains in effect, that:

       (a) Borrower's Tangible Net Worth, as shown on its financial statements, shall at all times exceed Five Million Two Hundred Fifty Thousand and No/100 Dollars ($5,250,000.00) and shall increase on December 31 of each year (commencing December 31, 1997) by fifty percent (50%) of Borrower's net income for the applicable fiscal year.

       (b) The ratio of Borrower's total liabilities to its Tangible Net Worth shall be less than 3.0 : 1.0, measured at the end of each fiscal quarter.

       (c) Borrower's Fixed Charge Coverage shall be greater than 1.15 : 1.0, measured at Borrower's fiscal year end and calculated for the fiscal year then ended.

       (d) Borrower shall have a fiscal year to date cumulative net profit, measured at December 31, 1997 and at each fiscal year end thereafter.

       (e) The ratio of Borrower's current assets to its current liabilities shall not be less than 1.2:1.0, as of the end of any fiscal quarter of Borrower.

   10. RIGHTS AND REMEDIES EXCLUSIVE OF DEFAULT. Before or after the occurrence of an Event of Default: Bank may examine, audit or inspect Borrower's books and records constituting, evidencing or otherwise relating to the Collateral, wherever located, at any reasonable time or times, and, without hindrance or delay, may enter upon Borrower's premises for such purposes. Borrower shall assist Bank in whatever way reasonably necessary to make each such examination, audit and inspection. Bank, from time to time at its option, may perform any agreement of Borrower hereunder which Borrower shall fail to perform and take any other action which Bank deems necessary for the maintenance or preservation of any of the Collateral or its interest therein, and Borrower agrees to reimburse forthwith Bank for all reasonable costs and expenses of Bank in connection with the foregoing, together with interest thereon from the date incurred until reimbursed. Borrower hereby constitutes Bank or its designee as its attorney-in-fact: to receive, open, and dispose of all mail addressed to the Borrower; to notify the postal authorities to change the address and delivery of mail addressed to the Borrower to such address as Bank may designate; to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders and other remittances that may come into Bank's possession and to deposit or otherwise collect the same; to sign Borrower's name on any invoice or bill of lading, on drafts against customers, and notices to customers; to send verifications of accounts to customers; to execute in Borrower's name any affidavits and notices with regard to any or all lien rights; and to do all other acts and things necessary to carry out this Agreement. Borrower hereby waives notice of presentment, protest and dishonor of any instrument so endorsed. All acts of said attorney-in-fact or designee are hereby authorized and ratified, and said attorney-in-fact or designee shall not be liable for any acts of omission or commission, or for any error of judgment or mistake of fact or law, unless resulting from Bank's gross negligence or intentional misconduct; this power being coupled with an interest is irrevocable while the Obligations remain outstanding.

   11. RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence of any one or more Events of Default: Bank may terminate this Agreement and any obligations of Bank to Borrower under any other agreement, document or instrument and may declare the Obligations, notwithstanding any provisions thereof, without demand or notice of any kind, immediately due and payable, whereupon the Obligations shall become immediately due and payable and may be collected forthwith; Bank shall have the right to take immediate possession of the Collateral without notice or resort to legal process and without demand or notice of any kind to set off and deduct the outstanding balance of the Obligations from sums, if any, which now or hereafter may be owing by Bank to Borrower; and Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and other applicable law. Borrower agrees to pay all costs of Bank of collection of the Obligations and enforcement of rights hereunder, and, if collected by or through an attorney, fifteen percent (15%) of the unpaid Obligations as attorneys' fees and also other legal and court expenses. Notwithstanding anything stated to the contrary in this Agreement or in any other instrument evidencing, securing, or otherwise relating to the Obligations, prior to the occurrence of any NONMONETARY Event of Default and the exercise of any remedy granted in the Loan Documents following a NONMONETARY Event of Default, including, without limitation the right to accelerate the maturity of the indebtedness evidenced by the Note and secured by any Security Instrument, both of the following two (2) conditions shall have been satisfied:
(a) Borrower shall have received written notice of any event or condition which, if not cured, will give rise to a NONMONETARY Event of Default ("default condition") hereunder, which notice shall specify the default condition which will result in a NONMONETARY Event of Default and set forth the requirements to cure such default condition; and (b) Borrower shall have failed to cure such default condition within ten (10) days following the receipt of said written notice; PROVIDED, HOWEVER, THAT NO SUCH NOTICE SHALL BE REQUIRED AS TO ANY MONETARY EVENT OF DEFAULT.

   12. MISCELLANEOUS. (a) Each and every right, power or privilege granted to Bank under the Loan Documents or available to Bank at law or in equity shall be cumulative and may be exercised, and no delay in exercising any such right, power or privilege shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. All rights, powers and privileges granted to Bank hereunder shall be cumulative, and shall not be exclusive of any other rights, powers and privileges granted to Bank by the Loan Documents or any other document, instrument or agreement, or available at law or in equity. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by Bank of any Event of Default hereunder shall constitute a waiver of any subsequent Event of Default. No waiver shall be valid against Bank unless made in writing and signed by Bank, and then only to the extent expressly specified therein.

       (b) All notices, demands and communications required or permitted hereunder shall be deemed to have been sufficiently given or served for all purposes if in a writing delivered personally to a party or to an officer of the party to whom the same is directed, or if sent by first-class or certified mail, postage and charges prepaid, addressed to such party at the following address, or to such other address as shall be furnished in writing by any party to the other pursuant to the provisions hereof:

If to Bank, to:          SouthTrust Bank, N.A.
                         One Georgia Center, 22nd Floor
                         600 West Peachtree Street
                         Atlanta, Georgia 30308
                         Attn: Corporate Lending

If to Borrower, to:      c/o Professional Transportation Group Ltd., Inc.
                         5025 Derrick Jones Road
                         Suite 120
                         Atlanta, Georgia 30349
                         Attn: Dennis A. Bakal

Any such notice shall be deemed given as of the date so delivered personally, or three (3) days after the date on which the same was deposited, first-class or certified postage prepaid, in a regularly maintained receptacle for the deposit of United States Mail, addressed as aforesaid.

       (c) This Agreement and the other Loan Documents shall be governed by and construed and enforced in accordance with the substantive laws of the State of Georgia, without regard to principles governing conflicts of law. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF GEORGIA AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED IN ANY SUCH COURT AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION WILL BE SUFFICIENT IF SERVED ON BORROWER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR IN ANY MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR THE COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTION BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO ENFORCE THE OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT OR THE RIGHTS OF BANK WITH RESPECT TO THE COLLATERAL.

       (d) This Agreement shall inure to the benefit of Bank, its successors and assigns, and to any person to whom Bank may grant an interest in the Obligations, and shall be binding upon Borrower and its or his respective heirs, personal representatives, executors, administrators, successors and assigns; provided, however, that Borrower shall have no right to assign its rights or obligations hereunder to any person or entity. Time is of the essence in the payment and performance of every provision and covenant of this Agreement and the other Loan Documents. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. This Agreement may not be amended or modified, and Borrower shall not take any action herein prohibited, or omit to perform any action required to be performed by it, unless Borrower shall obtain the prior written consent of Bank to such amendment, modification, action or omission to act, and no course of dealing between Borrower and Bank shall operate as a waiver of any right, power or privilege granted under this Agreement, under the other Loan Documents, or available at law or in equity. This Agreement and the other Loan Documents contain the entire agreement between Borrower and Bank regarding the Loan and the Collateral. Upon the execution and delivery of this Agreement, the terms and conditions of any commitment letter relating to the Loan shall be of no further force or effect. NO ORAL REPRESENTATIONS OR STATEMENTS SHALL BE BINDING ON BANK, AND NO AGENT OF BANK HAS THE AUTHORITY TO VARY THE TERMS OF THIS AGREEMENT, EXCEPT IN WRITING ON THE FACE HEREOF OR ON A SEPARATE PAGE ATTACHED HERETO. If any provision of this Agreement conflicts or is inconsistent with any provision of the Note, the provisions of the Note shall control.

       (e) Borrower, for itself, its heirs, personal representatives, executors, administrators, successors and assigns, hereby agrees to indemnify and hold harmless Bank and its affiliates, successors and assigns, and its stockholders, officers, directors, employees, agents and attorneys from and against any and all claims, demands, liabilities, losses, costs, expenses, damages, suits and judgments (including, without limitation, liability under CERCLA, the Federal Resource Conservation and Recovery Act, and other environmental laws and regulations, and costs of defense and attorneys' fees) resulting from any representation or warranty made by Borrower or on Borrower's behalf pursuant to
Section 7(m) of this Agreement having been false when made, or resulting from Borrower's breach of any of the covenants set forth in Section 8(n) or Section 9(k) of this Agreement. This Agreement of indemnity shall be a continuing agreement and shall survive payment of the Obligations and termination of the other provisions of this Agreement.

   13. BENEFIT TO GUARANTORS. In consideration for the execution and delivery by the corporate Borrowers of that certain Guaranty of Payment and Performance of even date herewith, Professional and Timely North agree to make the benefit of all Loans hereunder available to the corporate Borrowers (including, without limitation, each and every of the other Obligors). Borrower acknowledges and agrees that each of the corporate Borrowers is under common management and control and will benefit directly and materially by the extension of the Loans hereunder.

   14. AMENDMENT AND RESTATEMENT. This Agreement is an amendment and restatement of, and replaces in its entirety, that certain Commercial Loan Agreement dated March 28, 1997, by and among Dennis A. Bakal, a Georgia resident, Professional Transportation Group, Ltd., a Georgia corporation, Truck/Net, Inc., a Georgia corporation, Timely Transportation, Inc., a Georgia corporation, PTG, Inc., a Georgia corporation, and SouthTrust Bank of Georgia, N.A., a national banking association.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized representatives on or as of the date first above written.

BORROWER:

PROFESSIONAL TRANSPORTATION GROUP LTD., INC., a Georgia corporatio


By:  /s/Dennis A. Bakal
   ----------------------------------------------
      Dennis A. Bakal, President

[CORPORATE SEAL]


TRUCK-NET, INC., a Georgia corporatio


By:  /s/Dennis A. Bakal
   ----------------------------------------------
      Dennis A. Bakal, President

[CORPORATE SEAL]


TIMELY TRANSPORTATION, INC., a Georgia corporatio


By:  /s/Dennis A. Bakal
   ----------------------------------------------
      Dennis A. Bakal, President

[CORPORATE SEAL]


PTG, INC., a Georgia corporatio


By:  /s/Dennis A. Bakal
   ----------------------------------------------
      Dennis A. Bakal, President

[CORPORATE SEAL]


TIMELY NORTH, INC., a Georgia corporatio


By:  /s/Dennis A. Bakal
   ----------------------------------------------
      Dennis A. Bakal, President

[CORPORATE SEAL]

 BANK:

SOUTHTRUST BANK, N.A., a national banking association


By: /s/Barbara A. Gewert
   --------------------------------------------------
     Barbara A. Gewert, Vice President